Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 1, 2022 (the “Closing Date”), pursuant to that certain Purchase Agreement (as amended by the Amendment, the “Purchase Agreement”), dated as of February 18, 2022, as amended September 2, 2022 (the “Amendment”), by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company” or “CDI”) and Peninsula Pacific Entertainment Holdings LLC (“P2E Holdings”), the Company completed its previously announced acquisition of the following properties (the “P2E Transaction”): Colonial Downs Racetrack in New Kent, Virginia, six historical racing entertainment venues across Virginia, del Lago Resort & Casino in Waterloo, New York, and the Hard Rock Hotel & Casino in Sioux City, Iowa.

The Company paid an aggregate consideration of US$2.75 billion in cash in connection with the P2E Transaction, subject to customary adjustments for working capital, indebtedness and certain other adjustments as set forth in the Purchase Agreement.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined statement of income for the year ended December 31, 2022 gives effect for the acquisition as if they had occurred on the first day of period presented.

The historical consolidated financial information of CDI and Peninsula Pacific Entertainment, LLC (“P2E”) has been adjusted in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based on various assumptions, including assumptions related to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from P2E based on estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of CDI and P2E for the applicable periods:

•

Consolidated financial statements and related notes of CDI as of and for the year ended December 31, 2022 included in CDI’s Annual Report on Form 10-K that CDI filed with the SEC on February 22, 2023; and

•	Combined and consolidated financial statements and related notes of P2E as of and for the year ended December 31, 2021 included in Exhibit 99.1 of this Form 8-K/A.

The pro forma adjustments have been made solely for the purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported by the combined company in periods following the acquisition may differ significantly from that reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the companies. As a result, the pro forma condensed combined financial information is not intended to represent and does not purport to be what the combined company’s financial condition or results of operations would have been had the acquisition been completed on the applicable dates of this pro forma condensed combined financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company. The final purchase price and the allocations thereof may differ from that reflected in the pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following completion of the acquisition. The unaudited pro forma condensed combined financial information set forth below supersedes the pro forma financial information previously disclosed in the filings incorporated by reference.

The Company funded the acquisition with cash on hand and from the proceeds from (i) the issuance of 5.750% senior notes due 2030, (ii) draws under the revolving credit facility and from a senior secured delayed draw term loan A credit facility due 2029, in each case, under its senior secured credit agreement and (iii) the sale of excess land near Calder Casino in the second quarter of 2022 (the “Related Financing Transactions”).

Churchill Downs Incorporated

Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2022

(Unaudited)

	Historical		Transaction Accounting Adjustments
(in millions, except per common share data)	For the year ended December 31, 2022 Company	For the ten months ended October 31, 2022 P2E	Reclassification Adjustments (Note 1)	P2E Excluded Entities (Note 1)	Pro Forma Adjustments (Notes 2 and 3)		Pro Forma Combined
Net revenue:
Live and Historical Racing	$614.6	$—	$303.6	$—	$—		$918.2
TwinSpires	436.4	—	—	—	—		436.4
Gaming	755.9	197.4	38.1	—	—		991.4
Historical Horse Racing	—	278.5	(278.5)	—	—		—
Live and Simulcast Racing	—	7.9	(7.9)	—	—		—
Food and Beverage	—	23.7	(23.7)	—	—		—
Hotel	—	9.5	(9.5)	—	—		—
All Other	2.9	22.1	(22.1)	—	—		2.9

Total net revenue	1,809.8	539.1	—	—	—		2,348.9
Operating expense:
Live and Historical Racing	400.9	—	153.6	—	1.0	(A)	555.5
TwinSpires	293.6	—	—	—	—		293.6
Gaming	537.9	80.8	43.0	—	2.6	(A)	664.3
All Other	11.0	6.1	—	(0.1)	—		17.0
Selling, general and administrative	164.2	146.7	0.6	(5.0)	—		306.5
Historical Horse Racing	—	108.2	(108.2)	—	—		—
Live and Simulcast Racing	—	9.7	(9.7)	—	—		—
Asset Impairments	38.3	—	—	—	—		38.3
Transaction expense, net	42.1	—	—	—	—		42.1
Food and Beverage	—	19.5	(19.5)	—	—		—
Hotel	—	4.1	(4.1)	—	—		—
Marketing	—	22.7	(22.7)	—	—		—
Management Fees	—	17.9		(0.3)	—		17.6
Depreciation and Amortization	—	32.5	(32.4)	(0.1)	—		—
Development Expense	—	4.6	(0.3)	(4.3)	—		—
Pre-opening Expense	—	0.9	(0.5)	(0.4)	—		—
Loss on Disposal	—	(0.2)	0.2	—	—		—

Total operating expense	1,488.0	453.5	—	(10.2)	3.6		1,934.9

Operating income (loss)	321.8	85.6	—	10.2	(3.6)		414.0
Other income (expense):
Interest expense, net	(147.3)	—	—	—	(58.2	)(C)	(205.5)
Interest income	—	0.5	—	—	(0.5	)(B)	—
Interest expense	—	(59.5)	—	—	59.5	(B)	—
Equity in income of unconsolidated investments	152.7	—	—	—	—		152.7
Gain on Calder land sale	274.6	—	—	—	—		274.6
Miscellaneous, net	7.0	—	—	—	—		7.0

Total other income (expense)	287.0	(59.0)	—	—	0.8		228.8

Income (loss) from operations before provision for income taxes	608.8	26.6	—	10.2	(2.8)		642.8
Income tax (provision) benefit	(169.4)	—	—	—	(9.4	)(D)	(178.8)

Net income (loss)	$439.4	$26.6	$—	$10.2	$(12.2)		$464.0

Net income per common share data:
Basic net income	$11.58						$12.23

Diluted net income	$11.42						$12.06

Weighted average shares outstanding:
Basic	37.9						37.9
Diluted	38.5						38.5

See accompanying notes to unaudited pro forma condensed combined financial information.

Churchill Downs Incorporated

Notes to unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical audited financial statements of the Company for the year ended December 31, 2022 and unaudited financial statements of P2E for the ten months ended October 31, 2022. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Certain reclassifications have been made to the historical financial statements of P2E to conform to the Company’s presentation.

The Purchase Agreement contemplated the acquisition by the Company of the following properties: Colonial Downs Racetrack in New Kent, Virginia, six historical racing entertainment venues across Virginia, del Lago Resort & Casino in Waterloo, New York, and the Hard Rock Hotel & Casino in Sioux City, Iowa. Certain entities owned by P2E were not included in the P2E Acquisition, and have been excluded in the unaudited pro forma condensed combined financial information in a column titled “P2E Excluded Entities”.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2022 gives effect to the P2E Acquisition and the interest expense on the Related Financing Transactions as if these transactions had occurred on the first day of the earliest period presented.

A consolidated balance sheet as of December 31, 2022, that includes the results of the P2E Acquisition is included in our Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated by reference in this offering memorandum.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. In addition, the guidance establishes that the consideration transferred be measured at the Closing Date at the then-current market price.

Fair value is defined in the authoritative guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. Market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The Transaction Adjustments include the impact of the P2E excluded entities on the Pro Forma Combined results.

The pro forma adjustments described below have been developed using currently available information and assumptions that are deemed appropriate by the Company’s management.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the P2E Acquisition and Related Financing Transactions occurred on the dates assumed, nor is the unaudited pro forma condensed combined financial information necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that may be realized by the P2E Acquisition.

The Company has been determined to be the acquirer under the acquisition method of accounting based on various considerations. The Company paid cash as the acquisition consideration. Further, the Board of Directors and senior management of the combined company is comprised primarily of current Company board members and senior management, respectively.

The Company performed a review of P2E’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial information. The Company is not aware of any differences that would have a material impact on the pro forma condensed combined financial information.

Note 2 – Related Financing Transactions

The Company funded the acquisition with cash on hand and from the proceeds from (i) the issuance of 5.750% senior notes due 2030, (ii) draws under the revolving credit facility and from a senior secured delayed draw term loan A credit facility due 2029, in each case, under its senior secured credit agreement which bear interest at secured overnight financing rate (“SOFR”) plus 10 basis points, plus a variable applicable margin which is determined by the Company’s net leverage ratio and (iii) the sale of excess land near Calder Casino in the second quarter of 2022 (the “Related Financing Transactions”).

The weighted-average interest rate on the Related Financing Transactions was 4.86% as of December 31, 2022.

Note 3 – Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

(A)	Represents the incremental depreciation expense related to the property and equipment, net after adjustment to the preliminary fair value.

(B)

Primarily to eliminate the interest income and expense incurred by P2E for the period ended October 31, 2022. The P2E debt was paid off at closing of the P2E Acquisition and included in the purchase consideration.

(C)	Represents the incremental interest expense under the Related Financing Transactions for the year ended December 31, 2022, as described further in the table below:

(in millions)	For the year ended December 31, 2022
Revolver Capacity	$1.1
Revolving Credit Facility	12.9
Term Loan A-1	25.1
Senior Unsecured Notes	19.1

Total interest expense	$58.2

(D)

The pro forma adjustment to the income tax provision represents the tax effect of the adjustments to income from continuing operations before provision for income taxes related to the results of the acquired P2E entities, elimination of P2E’s interest expense, and the Company’s incremental interest expense related to the Related Financing Transactions. The Company has assumed a 27.8% blended income tax rate representing the estimated combined U.S. federal and state statutory rates in effect for the year ended December 31, 2022.